Exhibit 10.6

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION
DEFERRED COMPENSATION PLAN

As Amended and Restated Effective February 1, 2014

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TABLE OF CONTENTS
Page

ARTICLE I	INTRODUCTION ...............................................................................................................1

ARTICLE II	DEFINITIONS....................................................................................................................2

ARTICLE III	PARTICIPATION................................................................................................................4

ARTICLE IV	PARTICIPANT DEFERRALS............................................................................................4

ARTICLE V	EMPLOYER CREDITS......................................................................................................6

ARTICLE VI	ACCOUNTING AND ACCOUNT ADJUSTMENTS........................................................8

ARTICLE VII	PAYMENT OF PARTICIPANT ACCOUNT BALANCES................................................10
ARTICLE VIII DEATH BENEFITS....... .........................................................................................12

ARTICLE IX	PLAN ADMINISTRATION..................................................................................................14

ARTICLE X	GENERAL PROVISIONS.................................................................................................15

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PREAMBLE
WHEREAS, the National Rural Utilities Cooperative Finance Corporation (NRUCFC) maintains the National Rural Utilities Cooperative Finance Corporation Deferred Compensation Plan (Plan), which was first established, effective January 1, 1981; and
WHEREAS, the Homestead Funds were added as an additional investment option under the Plan, effective January 1, 1997; and
WHEREAS, the Plan’s original investment option under the Plan was frozen to new participants, effective as of January 1, 1999; and
WHEREAS, the Plan was amended and restated to (1) change the Plan’s eligibility requirements, (2) incorporate all applicable new law changes and (3) make other minor changes to the Plan, effective July 1, 2003; and
WHEREAS, NRUCFC now desires to amend and restate the Plan document to update the definition of normal retirement age.
NOW THEREFORE, National Rural Utilities Cooperative Finance Corporation, intending to be legally bound, hereby amends and restates the Plan, effective February 1, 2014, as follows:

ARTICLE I
INTRODUCTION
1.1Name. The name of this Plan is the National Rural Utilities Cooperative Finance Corporation Deferred Compensation Plan.
1.2Purpose. The purpose of the Plan is to make available to eligible employees a nonqualified savings program which is an “eligible deferred compensation plan” within the meaning of Code section 457(b). The Plan is not, and is not intended to be, a qualified plan for federal income tax purposes. The Employer acknowledges that the Plan is an “employee pension

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benefit plan” within the meaning of Section 3(2) of the ERISA. To the extent applicable, the Plan is intended to be an unfunded plan maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” which is eligible for the exemptions applicable to such plans under Title I of ERISA.
1.3Effective Date. The original effective date of the Plan is January 1, 1981. The effective date of this amendment and restatement is July 1, 2003.
1.4Plan Year. The Plan’s annual accounting period is the calendar year.

ARTICLE II
DEFINITIONS
2.1Account. A Participant’s Deferral Account and Employer Contribution Account, if any.
2.2Administrator. The Employer (or its designee).
2.3Code. The Internal Revenue Code of 1986, as amended from time to time.
2.4Compensation. Except as otherwise provided by the Administrator, the total amount of compensation (including incentive pay, if any) as determined by the Employer in its sole discretion, earned by an Employee in any Plan Year (or other applicable time period) for services rendered to the Employer in that year that would (if paid to the Employee) be reportable on the Participant’s Federal income tax Form W-2 for the year.
2.5Deferral Account. The account established on the Employer’s books and records under Section 4.1.
2.6Employee. (a) Those employees of the Employer who are (i) classified as a member of the senior management or executive team and (ii) included in either the Employer’s I or S band for compensation purposes, (b) any other employee who was making Elective

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Deferrals under the Plan as of June 30, 2003 (but only so long as such employee continues to make Elective Deferrals under the Plan thereafter), and (c) any other (or different group of) highly compensation or management employees as may be designated by the Employer from time to time in its sole discretion.
2.7Employer. National Rural Utilities Cooperative Finance Corporation (and any successor thereto whether by merger, consolidation, liquidation or otherwise).
2.8Employer Contribution Account. The account established on the Employer’s books and records under Section 5.1.
2.9ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.
2.10Includible Income. Compensation for services performed for the Employer in any year that is includible in gross income for Federal income tax purposes.
2.11Investment Account. The investment account established by the Employer in accordance with Article VI.
2.12Normal Retirement Age. As defined in the Retirement Security Plan.
2.13Participant. Any Employee or former Employee who has an Account hereunder.
2.14Plan. The National Rural Utilities Cooperative Finance Corporation Deferred Compensation Plan, as amended from time to time.
2.15Valuation Date. The last day of each Plan Year and such other dates as the Administrator may designate from time to time in its sole discretion.

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ARTICLE III
PARTICIPATION
3.1Eligibility. Any Employee may elect to become a Participant as provided in Section 3.2.
3.2Participation. An Employee shall commence participation as soon as administratively feasible after the later of the Plan’s effective date or the date he or she becomes an Employee, provided, that an Employee shall not become a Participant hereunder until he or she completes such forms and takes such actions as may be required by the Administrator, in its sole discretion, to enroll in the Plan.

ARTICLE IV
PARTICIPANT DEFERRALS
4.1Elective Deferrals.
(a)    Subject to the limits in Section 4.3, any Employee may elect, in accordance with Section 4.2 hereof, to defer the receipt of a specific percentage (or, if the Administrator permits in its discretion, a specific dollar amount) of his or her Compensation for any Plan Year (or such other period as may be established by the Administrator). Any amounts deferred under this Section 4.1 shall be credited on the books and records of the Employer in a Deferral Account maintained in the name of the Employee as of the date such compensation would have been paid to the Employee but for the deferral election hereunder.
(b)    The Administrator may permit an Employee to elect, in addition to (or in lieu of) the election provided under subsection (a) above, to defer the receipt of a specific percentage (or, if the Administrator permits in its discretion, a specific dollar amount) of any bonus payable to the Employee for the Plan Year or other applicable period.

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4.2Election to Defer Compensation.
(a)    An Employee’s election to defer Compensation under Section 4.1 shall be submitted to the Employer on such forms (or by such other means) as may be permitted by the Administrator. The election shall take effect as of the first pay period beginning in the first calendar month after the date on which the required election is submitted to the Employer as provided herein.
(b)    An Employee may elect to change or revoke a prior election at any time. Such an election shall be submitted to the Employer on such forms (or by such other means) as may be permitted by the Administrator and will be effective as of the first pay period beginning in the first calendar month after the date on which the required election is submitted to the Employer.
4.3Maximum Permissible Deferrals.
(a)The maximum amount which may be deferred under the Plan by an Employee in any Plan Year may not exceed the lesser of (i) 100% of his or her Includible Compensation for the year, or (ii) the applicable dollar amount in effect for the Plan Year, as set forth below:

For The Plan Year Beginning In	The Applicable Dollar Amount
2002 2003 2004 2005 2006 and thereafter	$11,000 $12,000 $13,000 $14,000 $15,000

Beginning in 2007, the applicable dollar amount shall be adjusted from time to time for changes in the cost‑of‑living as provided in Code section 415(d). The maximum amount that may be

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deferred by any Participant for a year shall be reduced by the amount of any prior Employer contribution credits made under Section 5.1 for that year.
(b)Notwithstanding subsection (a) above, for one or more of the three Plan Years preceding the Plan Year in which an Employee reaches the Normal Retirement Age, the maximum amount that may be deferred by the Employee in any such year may not exceed the lesser of:
(i)    twice the applicable dollar amount in effect under Section 4.3(a) for the year, or
(ii)    the limitation in effect under Section 4.3(a) for the taxable year, plus so much of the limitation in effect under Section 4.3(a) for all prior Plan Years in which the Participant was eligible to participate, but which he/she did not use in those years.
(c)Notwithstanding any other Plan provision to the contrary, the Administrator may, in its sole discretion, impose such limits and conditions on the maximum amount that may be deferred under the Plan at any time as it deems necessary or appropriate to comply with applicable law.
4.4Vesting. A Participant’s Deferral Account shall be fully vested and nonforfeitable at all times.
ARTICLE V
EMPLOYER CREDITS
5.1Employer Credits. The Employer may, from time to time, credit such additional amounts to an Employee under the Plan as it may determine in its sole discretion. Any credits made under this Section 5.1 shall be credited on the Employer’s books and records to an

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Employer Contribution Account maintained in the name of the Employee as of the date the credit is declared or such other date as may be established by the Employer. Except as otherwise provided under Code Section 457(e)(12) or other applicable law, the amount of such credits for a Participant for any year shall not exceed the annual limit applicable to the Participant for the year under Section 4.3, reduced by any prior elective deferral credits under Section 4.1 made on behalf of the Participant for that year.
5.2Vesting.
(a)    Except as otherwise provided by the Employer, a Participant’s Employer Contribution Account shall be fully vested and nonforfeitable at all times.
(b)    Notwithstanding (a) above, a Participant shall forfeit his or her Employer Contribution Account if the Participant’s employment is terminated by the Employer for Cause.
(c)    For purposes of this Plan, “Cause” shall mean the following:
(i)    Dishonesty;
(ii)    gross negligence or willful misconduct;
(iii)    fraudulent or unethical conduct;
(iv)    unreasonable neglect of or refusal to perform the Employee’s material duties;
(v)    a material violation of the Employer’s established policies or any employment or other written agreement with the Employer;
(vi)    conduct constituting a felony or other crime of moral turpitude; or
(vii)    willful or malicious conduct that causes injury to the Employer’s business or reputation or otherwise adversely affects its interests.

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ARTICLE VI
ACCOUNTING AND ACCOUNT ADJUSTMENTS
6.1Adjustments to the Accounts of Pre-1999 Participants.
(a)For Participants who first commenced participating in the Plan before January 1, 1999, the Participant may elect, upon such terms and conditions as may be established by the Administrator, to have his or her Account credited (1) with simple interest as of each Valuation Date at a rate to be determined by the Administrator in its sole discretion (based on the rate of return on medium term notes of the Employer) or (2) with investment gains and losses as provided in Section 6.2 below.
(b)The Accounts of such Participants shall be adjusted each Valuation Date for (1) any payments made to, or on behalf of, the Participant or his or her beneficiary under the Plan since the last Valuation Date (2) any contribution (and, if applicable, interest) credits made to such Account since that date and (3) any appreciation or depreciation in value of any Investment Account established pursuant to Section 6.2 for the Participant since that date.
6.2Investment Accounts.
(a)For those Participants who (1) commenced participating in the Plan on or after January 1, 1999 or (2) make an election under Section 6.1(a)(2), the Employer shall transfer to an Investment Account, funds equal to the amounts credited to Deferral Accounts under Section 4.1 and Employer Contribution Accounts under Section 5.1 as soon as administratively feasible on or after the date on which such credits are to be entered on the Employer’s books and records as otherwise provided herein. A separate subaccount shall be established under the Investment Account representing each Participant’s Deferral Account and Employer

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Contribution Account, to which the portion of each transfer allocable to such Accounts (if any) shall be credited. Title to and beneficial ownership of the assets of the Investment Account shall at all times remain in the Employer and Participants shall not have any property interest whatsoever in such assets. The Administrator may, in its sole discretion and upon such terms and conditions as it may establish, permit Participants to direct the investment of his or her subaccount under the Investment Account.
(b)For any period prior to the payment of benefits hereunder that assets are not allocated to an Investment Account in accordance with (a) above, the portion of a Participant’s Account for which there are no assets in the corresponding subaccount shall be credited with interest at the rate used under Section 6.1(a); provided, that the Employer may, in lieu of using an interest rate, make adjustments to that portion of the Account taking into account the appreciation or depreciation of such deemed investment options (including, but not limited to, mutual funds) as it may select in its sole discretion.
(c)The value of the Participant’s Account shall be adjusted each Valuation Date for (1) any payments made to, or on behalf of, the Participant or his or her beneficiary under the Plan since the last Valuation Date, (2) any contribution (and, if applicable, interest) credits made to such Account since that date and (3) any appreciation or depreciation in value of the Investment Account under (a) above since that date.
6.3Notice to Participants. The Administrator shall periodically provide statements to each Participant (no less than once each Plan Year) setting forth the balance (if any) to the credit of the Participant’s Account and such other information as it deems appropriate.

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ARTICLE VII
PAYMENT OF PARTICIPANT ACCOUNT BALANCES
7.1Commencement of Payments.
(a)    The payment of the Participant’s Account shall be made on or about the 60th day following the date on which the Participant terminates employment with the Employer.
(b)    Notwithstanding subsection (a) above, the Employer may, upon such terms and conditions as it may establish in its sole discretion consistent with Code Section 457 and Section 7.3, permit a Participant to make a one-time irrevocable election before the date on which payment is otherwise to be made, to defer the date for commencing payment hereunder.
(c)    If a Participant has elected under subsection (b) above to defer payment, the Employer may, upon such terms and conditions as it may establish in its sole discretion consistent with Code Section 457 and Section 7.3, permit a Participant to make a one-time irrevocable election at any time before the date on which payment is otherwise to be made, to defer further the date for commencing payment hereunder.
7.2Form and Amount of Payments.
(a)Unless the Participant elects a different form of payment in accordance with (b) below, payment of the Participant’s Account shall be made by the Employer in fifteen (15) substantially equal annual installments.
(b)A Participant may, upon such terms and conditions as the Employer may establish in its sole discretion consistent with Code Section 457 and Section 7.3, make (in lieu, or as part, of the deferral election permitted under Section 7.1(b)) a one-time irrevocable election to change the payment form before the date on which payment is otherwise to be made under

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Section 7.1 to a single lump sum payment or substantially equal annual installments of two (2) to fourteen (14).
(c)For any Participant who has elected under Section 7.1(b) to defer payment, the Participant may, upon such terms and conditions as the Employer may establish in its sole discretion consistent with Code Section 457 and Section 7.3, permit a Participant to make (in lieu, or as part, of the deferral election permitted under Section 7.1(c)) a one-time irrevocable election to change the payment form before the date on which payment is otherwise to be made under Section 7.1 to a single lump sum payment or substantially equal annual installments of two (2) to fourteen (14).
(d)The determination of the amount to be distributed under this Section shall be based upon the value of the Participant’s Account as of the last Valuation Date preceding the date of distribution, determined in accordance with Article VI.
7.3Special Rule For Unforeseeable Emergency.
(a)In the event of a severe financial hardship to a Participant resulting (i) from a sudden and unexpected illness or accident of a Participant or a Participant’s dependent as defined in Code Section 152(a)), (ii) loss of a Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond a Participant’s control, the Participant may apply for a payment of all or a part of his or her Account (to be paid first from the Deferral Account) as may be necessary to meet the foregoing hardship. A hardship does not qualify under this Section if it is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets (to the extent such liquidation would not cause severe financial hardship) or (iii) by ceasing deferrals under the Plan.

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(b)The Administrator shall have the authority, in its sole discretion, to approve payment under (a) above in any amount up to the least of: (i) the requested amount, (ii) the amount reasonably needed to satisfy the hardship (which may include such additional amounts as may be necessary to pay any taxes or penalties which may result from the distribution), as determined by the Administrator in its sole discretion, or (iii) the value of the Participant’s Account as determined under Section 6.1.
7.4Minimum Distribution Requirements. Notwithstanding any other provision of the Plan to the contrary, the payment of a Participant’s Account shall be made in accordance with, and at the time(s) required by, the minimum distribution requirements under Code Section 457(d)(2).

ARTICLE VIII
DEATH BENEFITS
8.1Payment of Death Benefits.
(a)Upon the death of a Participant, the unpaid balance (if any) of the Participant’s Account shall be paid to his or her beneficiary (determined in accordance with Section 8.2) as soon as administratively feasible after the Participant’s death in one lump sum payment.
(b)Notwithstanding subsection (a) above, the Employer may, upon such terms and conditions as it may establish in its sole discretion consistent with the requirements under Code Section 457 and Section 8.1(e), permit the beneficiary to make a one-time irrevocable election before the date on which payment is otherwise to be made, to defer the date for commencing payment hereunder.

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(c)Notwithstanding subsection (a) above and in lieu of deferral election permitted under Section 8.1(b), the Employer may, upon such terms and conditions as it may establish in its sole discretion consistent with Code Section 457 and Section 8.1(e), permit the beneficiary to make a one-time irrevocable election to change the payment form before the date on which payment is otherwise to be made under Section 8.1(a) to substantially equal annual installments or other available form of payment.
(d)The determination of the amount to be distributed under this Section shall be based upon the value of the Participant’s Account as of the last Valuation Date preceding the date of distribution, determined in accordance with Article VI.
(e)Notwithstanding any other provision of the Plan to the contrary, the payment of a deceased Participant’s Account to his or her beneficiary shall be made in accordance with, and at the time(s) required by, the minimum distribution requirements under Code Section 457(d)(2).
8.2Participant’s Beneficiary.
(a)If a Participant is married at the time of his or her death, the Participant’s beneficiary shall be his or her spouse, unless the Participant names another beneficiary in accordance with (c) below and the named beneficiary is alive (or, in the case of a trust, in existence) on the Participant’s date of death.
(b)If a Participant is not married at the time of his or her death, the Participant’s beneficiary shall be the individual or trust the Participant has designated in accordance with (c) below prior to his or her death. If a Participant dies without naming a beneficiary or if the named beneficiary is no longer living (or, in the case of a trust, in existence) on the Participant’s date of death, the Participant’s beneficiary shall be his or her estate.

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(c)A Participant may make a beneficiary designation (or change a prior designation) as provided in (a) or (b) above at any time prior to his or her death by delivery of a written designation to the Employer’s human resources directorate (or its designee) on such forms as may be required by the Administrator. Both individuals and trusts may be designated as beneficiaries under this Section.
8.3Proper Beneficiary. If there is a dispute as to the proper beneficiary to receive payment hereunder, the Employer shall have the right to withhold such payment until the matter is finally resolved or adjudicated; provided that any payment made in good faith by the Employer shall fully discharge the Employer and the Administrator from all further obligations with respect to that payment.

ARTICLE IX
PLAN ADMINISTRATION
9.1Administration. The Administrator (or its delegate) shall, from time to time, establish such rules, forms and procedures for the administration of the Plan as it deems appropriate. The Administrator shall have full discretionary power and authority to interpret and administer this Plan and to delegate all or a part of its duties and responsibilities hereunder. The interpretation and construction of the Plan by the Administrator or its delegate, and any action taken hereunder, shall be final, binding and conclusive upon all parties in interest. Neither the Administrator nor any of its agents or employees shall be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act is made in good faith.
9.2Determination of Benefits. The Administrator shall make all determinations as to the rights to benefits under this Plan. Subject to and in compliance with the specific procedures

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contained in the applicable regulations under ERISA: (a) Any decision by the Administrator denying a claim by a Participant or his beneficiary for benefits under this Plan shall be stated in writing and delivered or mailed to the Participant or beneficiary; (b) each such notice shall set forth the specific reasons for the denial, written in a manner that is intended to be understandable to the claimant; and (c) the Administrator shall afford a reasonable opportunity to the Participant or beneficiary for a full and fair review of the decision denying such claim. The benefit claims procedures then in effect under Section 503 of ERISA, and any regulations thereunder, shall be followed by the Administrator in making any benefit determinations under this Plan. All interpretations, determinations and decisions of the Administrator with respect to any claim hereunder shall be made in its sole discretion and shall be final and conclusive.
9.3Expenses. Unless otherwise directed by the Employer, the expenses of administering the Plan and any Investment Account established under Section 6.1 (including any income or other taxes owing on the investments of any such account) shall be paid from the assets of the account and shall be allocated among the then existing subaccounts thereunder on a pro rata or other appropriate basis as determined by the Administrator in its sole discretion.

ARTICLE X
GENERAL PROVISIONS
10.1Amendment, Suspension and Termination.
(a)The Employer reserves the right to amend the Plan at any time and from time to time. No amendment shall deprive a Participant of his or her Account hereunder determined as of the last Valuation Date preceding the amendment.
(b)The Employer reserves the right to terminate the Plan at any time; provided that upon termination, no Participant shall be deprived of his or her Account hereunder

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determined as of the last Valuation Date preceding termination. Upon termination of the Plan, the payment of the Accounts shall be made in accordance with the terms of the Plan in effect on the date of termination (unless otherwise amended by the Employer).
10.2Nontransferability of Benefits. The rights of the Participant and any beneficiary under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, accelerated or encumbered. Notwithstanding the preceding sentence, the Accounts payable under the Plan may, in the Employer’s discretion, be offset by any liability of the Participant to the Employer. An amount will be subject to offset hereunder if owed or otherwise payable by the Participant at any time and for any reason, including, but not limited to, a loan made by the Employer to the Participant, recovery of amounts due to misconduct of the Participant, or any other liability or obligation of the Participant of any type, as determined by the Employer.
10.3Qualified Domestic Relations Orders. Notwithstanding any other provision of this Plan, all or part of the Participant’s Account may be distributed to an alternate payee pursuant to terms of a qualified domestic relations order within the meaning of Code section 414(p). Such distribution may be made even if the Participant is not otherwise eligible to receive a distribution at the time of payment to the alternate payee(s).
10.4Participant’s Rights Unsecured. The Plan is intended to be unfunded for purposes of both the Code and ERISA. The right of a Participant or his or her beneficiary to receive payment of the Participant’s Account hereunder shall be a general unsecured claim against the general assets of the Employer, and neither the Participant nor his or her beneficiary shall have any rights in or against any amount credited to any Investment Account or any other specific assets of the Employer. To the extent that any person acquires a right to receive payments from

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an Employer under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Employer.
10.5Erroneous Payments. In the event that a Participant or a beneficiary receives a distribution under this Plan in excess of the amount, if any, to which he is entitled, by reason of a calculation error or otherwise, the Administrator or its delegate may, in its sole discretion, adjust future benefit payments to the Participant or the beneficiary to the extent necessary to recoup the amount which the Participant or the beneficiary received which was in excess of the amount to which he was entitled under the terms of the Plan. If the Administrator or its delegate determines, in its sole discretion, that it is not feasible or desirable to adjust future benefit payments to the Participant or beneficiary, it may require him or her to repay to the Plan the amount which is in excess of the amount to which he or she is entitled under the terms of the Plan. All amounts received by a Participant or a beneficiary under the Plan shall be deemed to be paid subject to this condition.
10.6Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, to the extent applicable.
10.7Effect on Employment Rights. Nothing in this Plan shall be construed as (a) giving any Participant any right to continued employment with the Employer or otherwise modifying his or her employment with the Employer or any affiliate or (b) affecting the eligibility for, or calculation of, any benefit provided to any Participant by the Employer to the extent permitted by law. No Participant shall have the right to receive any benefit under the Plan except in accordance with the Plan’s terms.

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10.8Severability. If any provision of the Plan shall be held invalid or illegal for any reason, such event shall not affect or render invalid or unenforceable the remaining provisions of the Plan.
10.9Notice. Any notice, consent, election or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent, election or demand is to be mailed, it shall be sent by United States first class mail, postage prepaid, addressed to the addressee’s last known address. The date of such mailing shall be deemed the date of notice, consent, election or demand.
10.10Tax Liability. Any required federal, state or local tax withholding may be withheld from any payment made pursuant to this Plan.
10.11No Guarantee of Benefits. Nothing in this Plan shall constitute a guarantee by the Employer, the Administrator or any other person or entity that the assets of the Employer will be sufficient to pay any benefits hereunder.
10.12Incapacity of Recipient. If the Administrator shall find that any person to whom any benefits are payable hereunder is (a) unable to care for his or her affairs because of illness or accident or (b) a minor, any payment due under the Plan may be paid to the duly appointed guardian or conservator of such person or to any third party who is eligible to receive payment from the Plan for the account of such person. Any such payment shall be a complete discharge of the liabilities of the Employer hereunder.
10.13Construction. Titles of articles and sections herein are for convenience of reference only and are not to be taken into account in interpreting the Plan. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.

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IN WITNESS WHEREOF, National Rural Utilities Cooperative Finance Corporation has caused this document to be executed by its duly authorized officer, this 22 day of January, 2014.

National Rural Utilities Cooperative Finance Corporation

By: /s/ SHELDON C. PETERSEN
Sheldon C. Petersen
Chief Executive Officer

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